HomeTrust Bancshares, Inc. Reports Third Quarter Fiscal Year 2013 Financial Results

ASHEVILLE, N.C., April 29, 2013 - - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $2.6 million for the third quarter of fiscal year 2013, compared to $2.0 million for the same period a year ago. Net income totaled $6.0 million for the nine months ended March 31, 2013 compared to net income of $3.1 million for the same period in 2012. The increase in net income for the third quarter of fiscal 2013 was a result of the decrease in the provision for losses on loans. On a basic and diluted per share basis, the Company earned $0.13 per share and $0.30 per share for the three and nine months ended March 31, 2013, respectively, while it had no shares outstanding during the three and nine month periods ended March 31, 2012.

In announcing these results, Dana Stonestreet, President and COO said, “Our earnings continue to benefit from a lower provision for loan losses due to a decrease in net charge offs.  Noninterest expense for the period reflects planned process improvements as well as investments in infrastructure to support the Company’s plan for strategic market growth.”

Income Statement Review

Net interest income was $13.0 million for the three months ended March 31, 2013 compared to $13.9 million for the three months ended March 31, 2012. Net interest income for the third quarter of fiscal 2013 decreased $871,000, or 6.3%, compared to the same period in the prior year as declines in interest income on loans of $2.0 million outpaced a decrease in deposit and other borrowing costs of $1.1 million. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2013 decreased 31 basis points over the same period last year to 3.78%, primarily due to a 62 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.23%, partially offset by a 26 basis point decline in the rate paid on interest-bearing liabilities to 0.60%.

Net interest income was $40.1 million for the nine months ended March 31, 2013 compared to $41.9 million for the nine months ended March 31, 2012. Net interest income decreased $1.7 million, or 4.1%, compared to the same period in the prior year as declines in interest income on loans of $5.3 million outpaced a decrease in deposit and other borrowing costs of $3.5 million. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2013 decreased 17 basis points to 3.83% over the same period last year, primarily due to a 49 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.34%, partially offset by a 26 basis point decline in the rate paid on interest-bearing liabilities to 0.68%. The decline in the yield on interest-earning assets during the three and nine months ended March 31, 2013 was primarily due to declines in both the average balance and tax-equivalent yield on loans receivable.

Noninterest income was $2.6 million for the three months ended March 31, 2013 compared to $3.9 million for the same three month period in the prior fiscal year.  This decrease was primarily due to a $1.2 million gain on the sale of a branch office building during the same quarter in the prior fiscal year.

Noninterest income was $7.8 million for the nine months ended March 31, 2013 compared to $7.6 million for the same nine month period in the prior fiscal year. Mortgage banking income and fees increased $1.2 million or 41.7% as proceeds from sales of loans held for sale increased to $183.4 million during the nine month period compared to $143.0 million for the same period for fiscal 2012.  Mortgage banking loan origination volume remains favorable from a historical perspective as a result of continuing loan refinancing due to the very low mortgage interest rate environment.

Noninterest expense for the three months ended March 31, 2013 increased $460,000, or 4.0%, to $12.1 million compared to $11.6 million for the three months ended March 31, 2012. This increase was primarily related to a $1.0 million or 18.2% increase in salaries and employee benefits as compared to the same period in the prior fiscal year.

Noninterest expense for the nine months ended March 31, 2013 increased $5.6 million, or 16.8%, to $38.8 million compared to $33.2 million for the nine months ended March 31, 2012. This increase was primarily related to $3.1 million in prepayment penalties on Federal Home Loan Bank (“FHLB”) borrowings repaid during the period and a $3.3 million or 20.5% increase in salaries and employee benefits as compared to the same period in the prior fiscal year.

Salaries and employee benefits increased during the three and nine months ended March 31, 2013 as a direct result of hiring an additional 35 full time employees (primarily in mortgage banking, credit administration, and regulatory compliance) coupled with additional expense related to the Company’s new employee stock ownership plan and stock incentive plans.

Balance Sheet Review

Total assets decreased $123.9 million, or 7.2%, to $1.60 billion at March 31, 2013 from $1.72 billion at June 30, 2012, primarily due to the refunding of $76.0 million in funds held on deposit for orders to purchase shares of the Company's common stock in its oversubscribed stock offering, which was consummated on July 10, 2012.  In addition, net loans receivable decreased $55.3 million or 4.6% to $1.14 billion at March 31, 2013 from $1.19 billion at June 30, 2012 as new loan originations during the period were offset by normal loan repayments, charge-offs and foreclosures.

Total deposits decreased $299.8 million or 20.4% from $1.47 billion at June 30, 2012 to $1.17 billion at March 31, 2013.  This decrease was primarily due to the withdrawal on July 10, 2012 of $264.2 million in funds held on deposit relating to orders to purchase shares of the Company’s common stock. In addition, certificates of deposit decreased $66.0 million during the nine month period as a result of the managed decline of higher rate certificates of deposit consistent with the Company's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts. Other borrowings decreased from $22.3 million at June 30, 2012 to $0 at March 31, 2013 as all $15.1 million in outstanding FHLB advances were repaid and all $7.1 million of retail repurchase agreements were repaid and retained as deposits.

Stockholders’ equity at March 31, 2013 increased to $372.1 million from $172.5 million at June 30, 2012.  The increase in stockholders’ equity primarily reflected a $198.0 million increase in common stock and additional paid in capital due to the Company’s initial stock offering consummated on July 10, 2012, and net income of $6.0 million.  This increase was partially offset by $7.4 million of shares purchased for the Company’s 2013 Omnibus Incentive Plan.  On February 14, 2013, the Company announced that its board of directors authorized the repurchase of up to 846,400 shares of its common stock to fund the restricted stock portion of the Company’s 2013 Omnibus Incentive Plan which was approved at the Company’s annual meeting of stockholders held on January 17, 2013.  As of March 31, 2013, the Company had repurchased 306,217 shares on the open market at an average cost of $15.54 per share.  As of March 31, 2013, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 14.87%, 21.38%, and 22.66%, respectively.  As of June 30, 2012, these ratios were 7.32%, 11.18%, and 12.45%, respectively.

Asset Quality

The allowance for loan losses was $33.0 million, or 2.81% of total loans, at March 31, 2013 compared to $35.1 million, or 2.85% of total loans, at June 30, 2012.

The provision for loan losses totaled $500,000 for the three months ended March 31, 2013 compared to $4.5 million for the three months ended March 31, 2012. The decrease in the provision was due to the combination of significantly lower loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year.  Net loan charge-offs decreased to $1.8 million during the third quarter of fiscal 2013 compared to $5.2 million for the same quarter in the prior fiscal year.  Net charge-offs as a percentage of average loans also decreased significantly to 0.60% for the three months ended March 31, 2013 from 1.60% for the same period last fiscal year. Average loans receivable decreased $86.2 million, or 6.7%, to $1.20 billion in the third quarter of fiscal 2013 from $1.28 billion for the same quarter of fiscal 2012.

For the nine months ended March 31, 2013, the provision for loan losses totaled $2.3 million compared to $13.6 million for the same period in 2012, a decrease of $11.3 million or 83.1%.  The decrease in the provision was primarily due to significantly lower loan charge-offs, which decreased $23.2 million, or 84.1%, to $4.4 million during the first nine month period of fiscal 2013 compared to $27.6 million for the same period in the prior fiscal year.  Net charge-offs as a percentage of average loans also decreased dramatically to 0.49% for the nine months ended March 31, 2013 from 2.82% for the same period last fiscal year. Average loans receivable decreased $89.8 million, or 6.9%, to $1.22 billion for the nine months ended March 31, 2013 from $1.31 billion for the same period last year.

Nonperforming assets totaled $85.1 million, or 5.33% of total assets, at March 31, 2013, compared to $80.3 million, or 4.67% of total assets, at June 30, 2012 and $89.6 million, or 5.72% at March 31, 2012. Nonperforming assets included $71.7 million in nonperforming loans and $13.4 million in foreclosed real estate at March 31, 2013, compared to $64.2 million and $16.1 million, respectively, at June 30, 2012. The increase in nonperforming loans was primarily due to a previously classified $3.4 million commercial real estate loan which became nonperforming during the nine months ended March 31, 2013. At March 31, 2013, $39.1 million or 54.5% of nonperforming loans were current on their loan payments.

The ratio of classified assets to total assets increased to 7.86% at March 31, 2013 from 7.75% at June 30, 2012 and decreased from 8.58% at March 31, 2012.  Classified assets decreased to $125.5 million at March 31, 2013, compared to $133.4 million and $134.2 million at June 30, 2012 and March 31, 2012, respectively.

About HomeTrust Bancshares, Inc.

On July 10, 2012, HomeTrust Bancshares, Inc. (the “Company”) became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 21,160,000 shares of common stock at a price of $10.00, for gross offering proceeds of $211.6 million. HomeTrust Bancshares’ common stock began trading on the Nasdaq Global Market on July 11, 2012, under the symbol “HTBI”.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.60 billion in assets as of March 31, 2013.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 12th largest bank headquartered in North Carolina.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of the Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2012.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet - President and Chief Operating Officer
Tony J. VunCannon - Senior Vice President and Chief Financial Officer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012(1)	March 31, 2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,596,201	$1,586,860	$1,602,984	$1,720,056	$1,564,351
Loans receivable, net(2)	1,138,623	1,147,121	1,167,134	1,193,945	1,221,189
Allowance for loan losses	32,961	34,249	35,887	35,100	36,121
Certificates of deposit in other banks	132,300	124,914	122,245	108,010	108,588
Securities available for sale, at fair value	27,851	28,977	30,534	31,335	32,291
Federal Home Loan Bank stock	1,854	2,368	3,047	6,300	7,698
Deposits	1,166,374	1,149,247	1,160,309	1,466,175	1,251,279
Other borrowings	-	7,167	14,225	22,265	83,271
Stockholders’ equity	372,127	373,901	371,543	172,485	171,002

Asset quality ratios:
Non-performing assets to total assets(4)	5.33%	5.36%	5.22%	4.67%	5.72%
Non-performing loans to total loans(4)	6.11	6.11	5.78	5.21	6.12
Total classified assets to total assets	7.86	8.04	8.40	7.75	8.58
Allowance for loan losses to non-performing loans(4)	45.97	47.31	51.47	54.69	46.84
Allowance for loan losses to total loans	2.81	2.89	2.98	2.85	2.87
Net charge-offs to average loans (annualized)	0.60	0.64	0.23	0.96	1.60

Capital ratios:
Equity to total assets at end of period	23.31%	23.56%	23.18%	10.03%	10.93%
Average equity to average assets	23.55	23.35	21.30	10.98	10.86

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest and dividend income	$14,683	$16,648	$45,891	$51,103
Total interest expense	1,647	2,741	5,760	9,249
Net interest income	13,036	13,907	40,131	41,854
Provision for loan losses	500	4,500	2,300	13,600
Net interest income after provision for loan losses	12,536	9,407	37,831	28,254
Fees and service charges	621	646	1,924	2,013
Mortgage banking income and fees	1,239	1,090	3,925	2,770
Gain on sale of fixed assets	-	1,231	-	1,228
Other non-interest income	767	941	1,975	1,622
Total non-interest income	2,627	3,908	7,824	7,633
Salaries and employee benefits	6,729	5,693	19,388	16,092
Net occupancy expense	1,397	1,220	4,012	3,594
FHLB advance prepayment penalty	-	-	3,069	-
Other	3,932	4,685	12,363	13,554
Total non-interest expense	12,058	11,598	38,832	33,240
Income before income taxes	3,105	1,717	6,823	2,647
Income tax expense (benefit)	490	(299)	788	(496)
Net income	$2,615	$2,016	$6,035	$3,143

	Three Months Ended		Nine Months Ended
	March 31,(3)		March 31,(3)
	2013	2012	2013	2012
Selected Financial Ratios:
Return on assets (ratio of net income to
average total assets)	0.66%	0.52%	0.50%	0.26%
Return on equity (ratio of net income
to average equity)	2.80	4.75	2.20	2.48
Tax equivalent yield on earning assets(5)	4.23	4.85	4.34	4.83
Rate paid on interest-bearing liabilities	0.60	0.86	0.68	0.94
Tax equivalent average interest rate spread (5)	3.63	3.99	3.66	3.89
Tax equivalent net interest margin(5) (6)	3.78	4.09	3.83	4.00
Average interest-earning assets to average
interest-bearing liabilities	133.59	113.45	132.09	113.41
Operating expense to average total assets	3.04	2.97	3.22	2.79
Efficiency ratio(7)	76.98	65.10	74.58	67.17

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Per Share Data:
Net income per common share:
Basic	$0.13	n/a	$0.30	n/a
Diluted	$0.13	n/a	$0.30	n/a

Average shares outstanding:
Basic	20,019,609	n/a	20,083,915	n/a
Diluted	20,036,875	n/a	20,089,586	n/a

Book value per share at end of period	$17.90	n/a	$17.90	n/a

Average Balance Sheet Data:	For the Three Months Ended March 31,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(5)	$1,198,623	5.02%	$1,284,775	5.32%
Interest-earning deposits with banks	213,136	0.66	122,180	1.10
Securities available for sale	28,219	1.16	34,036	1.45
Other interest-earning assets	27,825	0.58	8,934	1.12
Interest-bearing deposits	1,091,953	0.60	1,175,651	0.80
Other borrowings	6,811	0.24	102,418	1.52

Tax equivalent interest rate spread(5)		3.63%		3.99%
Tax equivalent net interest margin(5) (6)		3.78		4.09

	For the Nine Months Ended March 31,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(5)	$1,217,337	5.14%	$1,307,097	5.34%
Interest-earning deposits with banks	217,230	0.68	129,651	1.03
Securities available for sale	29,699	1.16	39,942	1.07
Other interest-earning assets	22,076	0.75	8,387	0.99
Interest-bearing deposits	1,111,316	0.66	1,213,693	0.89
Other borrowings	13,247	2.68	95,730	1.60

Tax equivalent interest rate spread(5)		3.66%		3.89%
Tax equivalent net interest margin(5) (6)		3.83		4.00

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)	Ratios are annualized where appropriate.
(4)
Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and certain restructured loans. There were no accruing loans more than 90 days past due at the dates indicated.  At March 31, 2013, there were $28.0 million of restructured loans included in non-performing loans and $39.1 million, or 54.5%, of non-accruing loans were current on their loan payments.

(5)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(6)	Net interest income divided by average interest earning assets.
(7)
A non-GAAP (Generally Accepted Accounting Principles) measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties, by the sum of net interest income and total non-interest income, net of realized gain/loss on securities. Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides useful and comparative information to assess trends in core operations reflected in the current quarter’s results and facilitates the comparison of the Company’s performance with others in the banking industry. This non-GAAP financial measure should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.  Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Non-interest expense	$12,058	$11,598	$38,832	$33,240
Adjustment for FHLB advance prepayment expense	-	-	3,069	-
Non-interest expense – as adjusted	$12,058	$11,598	$35,763	$33,240

Net interest income	$13,036	$13,907	$40,131	$41,854
Plus non-interest income	2,627	3,908	7,824	7,633
Less realized gain/loss on securities	-	-	-	-
Net interest income plus non-interest income – as adjusted	$15,663	$17,815	$47,955	$49,487

Efficiency ratio	76.98%	65.10%	74.58%	67.17%
Efficiency ratio (without adjustments)	76.98%	65.10%	80.98%	67.17%